EXHIBIT 10.40

BIOSCRIP, INC.
CASH-ONLY STOCK APPRECIATION RIGHT AGREEMENT
(Non-Plan SAR’s)

THIS CASH-ONLY STOCK APPRECIATION RIGHT  AGREEMENT (“Agreement”)  made this  ___ day of November__, 2010 (the "Grant Date"), between BioScrip, Inc., a Delaware corporation (the "Company"), and [______________]  (“Executive").

WHEREAS, the Company desires to grant to Executive the right to receive in cash an amount equal to the appreciation, if any,  in the value of  [__________] shares of common stock, $.0001 par value per share of the Company ("Common Stock") as more fully described  in this Agreement; and

WHEREAS, the Company and Executive understand and agree that this grant is made independent of, and is not subject to the terms of, the Company’s 2008 Equity Incentive Plan.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration the legal sufficiency of which is hereby acknowledged, the Company and Executive, intending to be legally bound hereunder, agree as follows:

§ 1.   Grant of SAR and Term.

(a)           The Company hereby grants to Executive the right to receive the appreciation, if any, in the value of [______] shares of Common Stock subject to the terms and conditions of this Agreement, which right will be referred to as the “SAR”.

(b)           Executive’s right to exercise this SAR shall expire on the earliest of (1) the tenth (10th) anniversary of the Grant Date, (2) the date that Executive forfeits Executive’s right to exercise this SAR under § 4(d) or (3) the date that this SAR is exercised in full.

§ 2.  Grant Price.  The “Grant Price” for the shares of Common Stock subject to this SAR shall mean (1) the closing price on the date the Compensation Committee of the Company’s Board of Directors (the “Committee”) approves this SAR grant of a share of Common Stock on the principal securities exchange on which Common Stock is traded or listed or, if no such closing price is available on such date, (2) such closing price for the immediately preceding business day for which a closing price is available or, if the Common Stock is not traded or listed on any securities exchange, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

§ 3.  Vesting.  Except as otherwise provided in Executive’s employment agreement, Executive’s right to exercise this SAR shall vest as follows:

(a)           on the one (1) year anniversary of the Grant Date, if Executive  is employed by the Company on such date, his right shall vest with respect to [_______] shares of Common Stock,

(b)           on the two (2) year anniversary of the Grant Date, if Executive is employed by the Company on such date, his right shall vest with respect to [_______] shares of Common Stock, and

(c)           on the three (3) year anniversary of the Grant Date, if Executive is employed by the Company on such date, his right shall vest with respect to the remaining [________] shares of Common Stock.

Each date on which Executive’s right vests under this § 3 shall be referred to in this Agreement as a “Vesting Date”.

§ 4.  Exercise of SAR and Forfeiture of Exercise Right.

(a)           If the Market Value (as defined in § 4(c)) of the shares of Common Stock subject this SAR exceeds the Grant Price for such shares of Common Stock , Executive may (subject to § 4(d) or, if applicable, subject to the terms of Executive’s employment agreement) exercise this SAR to the extent that Executive has a vested right  under § 3 to do so for cash equal to the excess of the Market Value of the shares of Common Stock with respect to which Executive’s right to exercise this SAR has vested  over the Grant Price for such shares of Common Stock (the “Gross Proceeds”).

(b)           Any exercise by Executive under § 4(a) on any date shall be effected by the delivery of a written notice of exercise to the Company’s Secretary which specifies the exercise date and which is delivered to the Company’s no later than the close of business for the Company on the first business day which follows such specified exercise date.  Any such notice shall be irrevocable.

(c)           For purposes of this Agreement, “Market Value” shall mean (1) the closing price on any date for a share of Common Stock on the principal securities exchange on which Common Stock is traded or listed or, if no such closing price is available on such date, (2) such closing price for the immediately preceding business day for which a closing price is available or, if the Common Stock is not traded or listed on any securities exchange, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

(d)           If Executive’s employment by the Company terminates for any reason whatsoever, Executive shall (subject to the terms of Executive’s employment agreement, if any) only have the right to exercise this SAR under § 4(a)  to the extent such right had vested under § 3 on or before the date that Executive’s employment terminates, and Executive shall forfeit such exercise right at the end of the thirty (30) day period which starts on the date Executive’s employment so terminates.  If Executive forfeits Executive’s right to exercise this SAR, this SAR shall be cancelled and shall have no further force or effect.

§ 5.  Purchase of Shares of Common Stock. The Company immediately following any exercise of this SAR under § 4(a) shall effect the applicable tax withholdings from the Gross Proceeds and then shall transfer the remaining balance of the Gross Proceeds (the “Net Proceeds”) to a brokerage account opened by Executive exclusively to purchase Common Stock in the open market for the benefit of Executive with the Net Proceeds from any exercise of this SAR, all subject to Executive executing a stock power in favor of the Company which shall give the Company the power to enforce the transfer restriction set  forth in § 6.  Executive agrees to effect such purchase as soon as permissible under applicable law after the transfer of the Net Proceeds to such brokerage account.

§ 6.  Transfer Restriction.  Executive as a condition to the exercise of this SAR pursuant to § 4 and the transfer of the Net Proceeds to the brokerage account described in § 5 agrees to continue to hold any shares of Common Stock purchased pursuant to § 5 in such brokerage account for the period which starts on the date that the shares are credited to such brokerage account and ends on the first anniversary of the date of such shares are credited to such brokerage account.  The Company is authorized to affix a legend upon such shares of Common Stock referencing the restrictions on transfer set forth in this § 6.

§ 7.  Corporate Transaction.  If there is a corporate transaction described in § 424(a) of the Internal Revenue Code of 1986, as amended, then the Company shall adjust the number of shares of Common Stock which remain subject to this SAR on the effective date of such transaction and the related Grant Price in accordance with the regulations under § 424(a) to preserve the intrinsic value of such SARs to the maximum extent permissible under such regulations.

§ 8.   Non-Transferability of  SAR.  This SAR is not assignable or transferable, in whole or in part, by the Executive otherwise than by the laws of descent and distribution.

§ 9.  Governing Law and References.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law.  All references to sections (§) in this Agreement shall be to sections (§) of this Agreement except as expressly provided in § 7.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and Executive has hereunto set his hand and seal, all on the day and year first above written.

BIOSCRIP, INC.

By:         ____________________________________
[______________]

ACCEPTED AND AGREED TO:

__________________________________